                                                 Registration No. 333-__________

     As filed with the Securities and Exchange Commission on May 27,  1999
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      ___________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ___________________________________
                            D&E COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

               Pennsylvania                       23-2837108
         (State or jurisdiction of             (I.R.S. Employer
       incorporation or organization)         Identification No.)

     124 East Main Street, P.O. Box 458            17522-0458
           Ephrata, Pennsylvania                   (Zip Code)
  (Address of principal executive offices)

                      ___________________________________
                        1999 LONG-TERM INCENTIVE PLAN OF
                            D&E COMMUNICATIONS, INC.
                            (Full title of the plan)
                      ____________________________________

              Anne B. Sweigart, Chairman,                                    Thomas E. Morell
         President and Chief Executive Officer                    Vice President, Chief Financial Officer
               D&E Communications, Inc.                                        and Treasurer
               Brossman Business Complex                                 D&E Communications, Inc.
                 124 East Main Street                                    Brossman Business Complex
             Ephrata, Pennsylvania  17522                                  124 East Main Street
                    (717) 733-4101                                     Ephrata, Pennsylvania  17522
                                                                               (717) 733-4101

                      ____________________________________

                          Copies of communications to:

                          Vincent C. Deluzio, Esquire
                            James O. Perry, Esquire
                  Buchanan Ingersoll Professional Corporation
                301 Grant Street, One Oxford Centre, 21st Floor
                           Pittsburgh, PA  15219-1410
                                 (412) 562-8800
                      ____________________________________
                        CALCULATION OF REGISTRATION FEE


================================================================================================================
                                              Proposed Maximum        Proposed Maximum            Amount of
 Title of Securities       Amount To Be      Offering Price Per      Aggregate Offering         Registration
 To Be Registered         Registered(1)           Share(2)                Price(2)                 Fee(3)
-----------------------------------------------------------------------------------------------------------------
Common Stock (par value     525,000 Shares     $21.6875               $11,385,937.50             $3,165.29
 $0.16 per share)
================================================================================================================

(1) The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on May 21, 1999.
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to the 1999 Long-Term Incentive Plan of D&E Communications, Inc. (the "Plan"). D&E Communications, Inc. ("D&E"), a Pennsylvania corporation, is sometimes referred to herein as the "Company" or the "Registrant."

Item 3.  Incorporation of Documents by Reference

     The Registrant hereby incorporates herein by reference into this Registration Statement the documents listed in (a) through (c) below. The Registrant also incorporates all documents subsequently filed by it with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) The latest annual report of the Company filed on Form 10-K for the fiscal year ended December 31, 1998;

     (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above including, but not limited to, the Company's quarterly report filed on Form 10-Q for the period ended March 31, 1999, and

     (c) The description of the capital stock of the Company, par value $0.16 per share, as set forth in the Company's Form 8-K/A filed with the Commission on June 4, 1997.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     As permitted by the PBCL, D&E's Articles of Incorporation (the "Articles") provide that D&E shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E to provide broader indemnification rights than D&E is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E or is or was serving at the request of D&E as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any such of the foregoing persons while acting in an official capacity as a director or officer of D&E or in any other capacity on behalf of D&E while such person is or was serving as a director or officer of D&E, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E may be similarly indemnified in respect of service to D&E, or to another such entity at the request of D&E, to the extent the Board of Directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.

     The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     The Articles also provide that D&E may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of D&E, or is or was serving at the request of D&E as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E has the power to indemnify such person against such liability under the laws of this or any other state. D&E may create a fund, of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise.

     D&E and its subsidiaries also carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E or of any other organization which they serve at D&E's request, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification by D&E for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E pursuant to the foregoing provisions, D&E has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein by reference:


Exhibit
Number            Description                             Method of Filing
4.1               1999 Long-Term Incentive Plan of D&E    Incorporated herein by reference from
                  Communications, Inc.                    the Company's Definitive Proxy
                                                          Statement filed on March 23, 1999
                                                          (File Number 000-20709)

5.1               Opinion of Buchanan Ingersoll           Filed herewith.
                  Professional Corporation.

23.1              Consent of Buchanan Ingersoll           See Exhibit 5.1 hereof.
                  Professional Corporation.

23.2              Consent of PricewaterhouseCoopers LLP   Filed herewith.


--------------------------------
Item 9.  Undertakings

     (a) The undersigned company hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ephrata, Commonwealth of Pennsylvania, on the 27th day of May, 1999.

                                    D&E COMMUNICATIONS, INC.

                                    By: /s/ Anne B. Sweigart
                                       -----------------------------
                                       Anne B. Sweigart
                                       President, Chief Executive Officer and
                                       Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Anne B. Sweigart and W. Garth Sprecher, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 27, 1999.

Date:  May 27, 1999                   By: /s/ Anne B. Sweigart
       ----------------------------      -------------------------------
                                         Anne B. Sweigart
                                         President, Chairman of the
                                         Board, and Chief Executive
                                         Officer

Date:  May 27, 1999                   By: /s/ Robert M. Lauman
      -----------------------------      -------------------------------
                                         Robert M. Lauman
                                         Executive Vice President and
                                         Chief Operating Officer
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Thomas E. Morell
     ------------------------------      --------------------------------
                                         Thomas E. Morell
                                         Vice President, Chief Financial
                                         Officer and Treasurer
                                         (Chief Accounting Officer)

Date:  May 27, 1999                   By: /s/ W. Garth Sprecher
     ------------------------------      --------------------------------
                                         W. Garth Sprecher
                                         Vice President and Secretary
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ John Amos
     ------------------------------      --------------------------------
                                         John Amos
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Thomas H. Bamford
     ------------------------------      --------------------------------
                                         Thomas H. Bamford
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Paul W. Brubaker
     ------------------------------      --------------------------------
                                         Paul W. Brubaker
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Ronald E. Frisbie
     ------------------------------      --------------------------------
                                         Ronald E. Frisbie
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Robert A. Kinsley
     ------------------------------      --------------------------------
                                         Robert A. Kinsley
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ G. William Ruhl
     ------------------------------      --------------------------------
                                         G. William Ruhl
                                         Senior Vice President,
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ Steven B. Silverman
     ------------------------------      --------------------------------
                                         Steven B. Silverman
                                         Member of the Board of Directors

Date:  May 27, 1999                   By: /s/ D. Mark Thomas
     ------------------------------      --------------------------------
                                         D. Mark Thomas
                                         Member of the Board of Directors

                                 EXHIBIT INDEX



Exhibit
Number           Description                               Method of Filing
4.1              1999 Long-Term Incentive Plan of D&E      Incorporated herein by reference from
                 Communications, Inc.                      the Company's Definitive Proxy
                                                           Statement filed on March 23, 1999
                                                           (File Number 000-20709)

5.1              Opinion of Buchanan Ingersoll             Filed herewith.
                 Professional Corporation.

23.1             Consent of Buchanan Ingersoll             See Exhibit 5.1 hereof.
                 Professional Corporation.

23.2             Consent of PricewaterhouseCoopers LLP     Filed herewith.
